Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 3, 2026, relating to the financial statements of Scholar Rock Holding Corporation appearing in the Annual Report on Form 10-K of Scholar Rock Holding Corporation for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

March 3, 2026